Messineo & Co, CPAs, LLC 2471 N McMullen Booth Rd Ste. 302 Clearwater, FL 33759-1362 T: (727) 421-6268 F: (727) 674-0511

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in the Prospectus, of which this Registration Statement on Form S-1, amendment 1, is a part, of the report dated November 18, 2013 relative to the financial statements of Stark Naked Bobbers as of October 31, 2013 and for the period September 25, 2013 (date of inception) through October 31, 2013.

We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ Messineo & Co, CPAs LLC

Messineo & Co, CPAs LLC

Clearwater, Florida

January 31, 2013